 Exhibit 2.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

PUBLIC SNEAKER COLLECTION LLC

i

LIMITED LIABILITY COMPANY AGREEMENT OF PUBLIC SNEAKER COLLECTION LLC

This LIMITED LIABILITY COMPANY AGREEMENT OF PUBLIC SNEAKER COLLECTION LLC (this “Agreement”) is dated as of May 20, 2022. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in Section 1.01.

RECITALS

A. The Company was formed as a limited liability company under the Delaware Act pursuant to a certificate of formation filed with the Secretary of State of the State of Delaware on May 20, 2022.

B. The Managing Member, being the sole Member of the Company, has authorized and approved this Agreement on the terms set forth herein.

AGREEMENT

NOW THEREFORE, the limited liability company agreement of the Company is hereby adopted to read in its entirety as follows:

ARTICLE I – DEFINITIONS

Section 1.01 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Additional Economic Member” means a Person admitted as an Economic Member in accordance with Article III as a result of an issuance of Interests to such Person by the Company.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question, including, without limitation, include any Person deemed an “affiliate” pursuant to Rule 405 of the Securities Act. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning assigned to such term in the preamble.

“Asset Management Agreement” means, as the context requires, any agreement, as amended from time to time, entered into between the Company and an Asset Manager pursuant to which such Asset Manager is appointed as manager of the Assets and/or provides administrative services to the Company.

“Asset Manager” means the manager of the Assets as specified herein or, its permitted successors or assigns, appointed in accordance with Section 5.09.

“Assets” means, at any particular time, all assets, properties (whether tangible or intangible, and whether real, personal or mixed) and rights of any type contributed to or acquired by the Company and owned or held by or for the account of the Company.

“ATS” means an electronic alternative trading system registered with the Commission and FINRA on Form ATS.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are authorized or required to close.

“Capital Contribution” means with respect to any Member, the amount of cash and the initial Gross Asset Value of any other property contributed or deemed contributed to the capital of the Company by or on behalf of such Member, reduced by the amount of any liability assumed by the Company relating to such property and any liability to which such property is subject.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Company” means Public Sneaker Collection LLC, a Delaware limited liability company, and any successors thereto.

“Conflict of Interest” means any matter that the Managing Member believes may involve a conflict of interest.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18 101, et seq.

“DGCL” means the General Corporation Law of the State of Delaware, 8 Del. C. Section 101, et seq.

“Economic Member” means together, the Investor Members, Additional Economic Members (including any Person who receives Interests in connection with any goods or services provided to the Company (including in respect of the sale of assets to the Company)) and their successors and assigns admitted as Additional Economic Members and Substitute Economic Members, in each case who is admitted as a Member of the Company, but shall exclude the Managing Member in its capacity as Managing Member. For the avoidance of doubt, the Managing Member or any of its Affiliates shall be an Economic Member to the extent it purchases Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses and Liabilities” has the meaning assigned to such term in Section 5.04(a).

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Free Cash Flow” means any available cash for distribution generated from the net income received by a the Company, as determined by the Managing Member to be in the nature of income as defined by U.S. GAAP, plus (i) any change in the net working capital (as shown on the balance sheet of the Company), (ii) any amortization to the Assets (as shown on the income statement of the Company), (iii) any depreciation to the Assets (as shown on the income statement of the Company), and (iv) any other non-cash operating expenses less (a) any capital expenditure related to the Assets (as shown on the cash flow statement of the Company), (b) any other liabilities or obligations of the Company, in each case to the extent not already paid or provided for, and (c) upon the termination and winding up of the Company, all costs and expenses incidental to such termination and up.

“Form of Adherence” means, in respect of an Initial Offering or Subsequent Offering, a subscription agreement or other agreement substantially in the form appended to the Offering Document pursuant to which an Investor Member or Additional Economic Member agrees to adhere to the terms of this Agreement or, in respect of a Transfer, a form of adherence or instrument of Transfer, each in a form satisfactory to the Managing Member from time to time, pursuant to which a Substitute Economic Member agrees to adhere to the terms of this Agreement.

“Governmental Entity” means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.

“Gross Asset Value” means, with respect to any asset contributed by an Economic Member to the Company, the gross fair market value of such asset as determined by the Managing Member.

“Indemnified Person” means (a) any Person who is or was an Officer of the Company or associated with the Company; (b) any Person who is or was a Managing Member or Liquidator, together with its officers, directors, members, shareholders, employees, managers, partners, controlling persons, agents or independent contractors; (c) any Person who is or was serving at the request of the Company as an officer, director, member, manager, partner, fiduciary or trustee of another Person; provided that, except to the extent otherwise set forth in a written agreement between such Person and the Company, a Person shall not be an Indemnified Person by reason of providing, on a fee for services basis, trustee, fiduciary, administrative or custodial services; (d) the Asset Manager; and (e) any Person the Managing Member designates as an Indemnified Person for purposes of this Agreement.

“Initial Interest” means the Interest issued to the Initial Member upon formation of the Company.

“Initial Member” means Otis Wealth, Inc.

“Initial Offering” means the first offering or private placement and issuance of the Company, other than the issuance to the Initial Member.

“Interest” means an interest in the Company that evidences a Member’s rights, powers and duties with respect to the Company pursuant to this Agreement and the Delaware Act.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor Members” mean those Persons who acquire Interests in the Initial Offering or Subsequent Offering and their successors and assigns admitted as Additional Economic Members.

“Liquidator” means one or more Persons selected by the Managing Member to perform the functions described in Section 10.02 as liquidating trustee of the Company, within the meaning of the Delaware Act.

“Managing Member” means, as the context requires, the managing member of the Company.

“Member” means each member of the Company, including, unless the context otherwise requires, the Initial Member, the Managing Member, each Economic Member (as the context requires), each Substitute Economic Member and each Additional Economic Member.

“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Exchange Act.

“Non-Routine Taxes” means taxes (including, without limitation, sales tax and capital gains tax), if any, imposed on the Company with respect to the disposition of the Assets.

“Offering Document” means the prospectus, offering memorandum, offering circular, offering statement, offering circular supplement, private placement memorandum or other offering documents related to the Initial Offering of Interests, in the form approved by the Managing Member and, to the extent required by applicable law, approved or qualified, as applicable, by any applicable Governmental Entity, including, without limitation, the SEC.

“Officers” means any president, vice president, secretary, treasurer or other officer of the Company as the Managing Member may designate (which shall, in each case, constitute managers within the meaning of the Delaware Act).

“Outstanding” means, with respect to Interests, that the Interests are issued by the Company and reflected as outstanding on the Company’s books and records as of the date of determination.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, Governmental Entity or other entity.

“Record Date” means the date established by the Managing Member for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Members or entitled to exercise rights in respect of any lawful action of Members; or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder or holder” means the Person in whose name such Interests are registered on the books of the Company as of the opening of business on a particular Business Day, as determined by the Managing Member in accordance with this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsequent Offering” means any further issuance of Interests, excluding the Initial Offering or Transfer.

“Substitute Economic Member” means a Person who is admitted as an Economic Member of the Company pursuant to Section 4.01(b) as a result of a Transfer of Interests to such Person.

“Super Majority Vote” means, the affirmative vote of the holders of all Voting Interests representing at least two-thirds of the total votes that may be cast by all Voting Interests, voting together as a single class.

“Transfer” means, with respect to an Interest, a transaction by which the Record Holder of an Interest assigns such Interest to another Person who is or becomes a Member, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

“U.S. GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“Vote Limit” means 10%, the percentage interest pursuant to which a Vote Limited Member (together with such Vote Limited Member’s affiliates) will be irrevocably limited to vote in any vote taken hereunder.

“Vote Limit Certificate” means a certificate in substantially the form attached hereto as Exhibit A which is delivered to the Company in accordance with Section 3.04.

“Vote Limited Member” means any Member that beneficially owns 10% or more of the Outstanding Interests (excluding Interests beneficially owned by the Managing Member) who submits a Vote Limit Certificate to the Managing Member which designates such Member as a Vote Limited Member, either separately or jointly with one or more other Members.

“Voting Interests” means the Outstanding Interests, excluding any Outstanding Interests beneficially owned by the Managing Member or any of its Affiliates and Outstanding Interests beneficially owned by a Vote Limited Member in excess of the Vote Limit.

Section 1.02 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to paragraphs, Articles and Sections refer to paragraphs, Articles and Sections of this Agreement; (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation; (d) the words herein, hereof and hereunder and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (e) or has the inclusive meaning represented by the phrase “and/or”; (f) unless the context otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; (g) references to any Person shall include all predecessors of such Person, as well as all permitted successors, assigns, executors, heirs, legal representatives and administrators of such Person; and (h) any reference to any statute or regulation includes any implementing legislation and any rules made under that legislation, statute or statutory provision, whenever before, on, or after the date of the Agreement, as well as any amendments, restatements or modifications thereof, as well as all statutory and regulatory provisions consolidating or replacing the statute or regulation. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

ARTICLE II – ORGANIZATION

Section 2.01 Formation. The Company has been formed as a limited liability company pursuant to the Delaware Act. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Members and the administration, dissolution and termination of the Company.

Section 2.02 Name. The name of the Company shall be Public Sneaker Collection LLC. The business of the Company may be conducted under any other name or names, as determined by the Managing Member. The Managing Member may change the name of the Company at any time and from time to time and shall notify the Economic Members of such change in the next regular communication to the Economic Members or by press release or the filing of a report with the SEC disclosing such change.

Section 2.03 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the Managing Member in its sole discretion, the registered office of the Company in the State of Delaware shall be as set forth in the Certificate of Formation, and the registered agent for service of process on the Company in the State of Delaware shall be as set forth in the Certificate of Formation. The principal office of the Company shall be located at 6 Harrison Street, 5th Floor, New York, NY 10013 or such other place as the Managing Member may from time to time designate by notice to the Economic Members or by press release or the filing of a report with the SEC disclosing the location of such principal office. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Managing Member determines to be necessary or appropriate. The Managing Member may change the registered office, registered agent or principal office of the Company at any time and from time to time and shall notify the applicable Economic Members of such change in the next regular communication to such Economic Members or by press release or the filing of a report with the SEC.

Section 2.04 Purpose. The purpose of the Company shall be to (a) promote, conduct or engage in, directly or indirectly, any business, purpose or activity that lawfully may be conducted by a limited liability company organized pursuant to the Delaware Act; (b) acquire and maintain the Assets and, to exercise all of the rights and powers conferred upon the Company with respect to its interests therein; and (c) conduct any and all activities related or incidental to the foregoing purposes.

Section 2.05 Powers. The Company and, subject to the terms of this Agreement, the Managing Member shall be empowered to do any and all acts and things necessary or appropriate for the furtherance and accomplishment of the purposes described in Section 2.04.

Section 2.06 Power of Attorney.

(a) Each Economic Member hereby constitutes and appoints the Managing Member and, if a Liquidator shall have been selected pursuant to Section 10.02, the Liquidator, and each of their authorized officers and attorneys in fact, as the case may be, with full power of substitution, as their true and lawful agent and attorney in fact, with full power and authority in their name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices: (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Formation and all amendments or restatements hereof or thereof) that the Managing Member, or the Liquidator, determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all certificates, documents and other instruments that the Managing Member, or the Liquidator, determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments that the Managing Member or the Liquidator determines to be necessary or appropriate to reflect the acquisition, merger, dissolution, liquidation or termination of the Company pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal or substitution of any Economic Member pursuant to, or in connection with other events described in, Article III or Article X; and (E) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Company; and

(ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the Managing Member or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by any of the Members hereunder or is consistent with the terms of this Agreement; or (B) effectuate the terms or intent of this Agreement; provided that when any provision of this Agreement that establishes a percentage of the Members required to take any action, the Managing Member, or the Liquidator, may exercise the power of attorney made in this Section 2.06(a) only after the necessary vote, consent, approval, agreement or other action of the Members.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Economic Member and the transfer of all or any portion of such Economic Member’s Interests and shall extend to such Economic Member’s heirs, successors, assigns and personal representatives. Each such Economic Member hereby agrees to be bound by any representation made by any officer of the Managing Member, or the Liquidator, acting in good faith pursuant to such power of attorney; and each such Economic Member, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Managing Member, or the Liquidator, taken in good faith under such power of attorney in accordance with this Section 2.06. Each Economic Member shall execute and deliver to the Managing Member, or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as any of such Officers or the Liquidator determines to be necessary or appropriate to effectuate this Agreement and the purposes of the Company.

(c) Nothing contained in this Section 2.06 shall be construed as authorizing the Managing Member, or the Liquidator, to amend, change or modify this Agreement except in accordance with Article XII or as may be otherwise expressly provided for in this Agreement.

Section 2.07 Term. The term of the Company commenced on the day on which the Certificate of Formation was filed with the Secretary of State of the State of Delaware pursuant to the provisions of the Delaware Act. The term of the Company shall be perpetual, unless and until it is dissolved or terminated in accordance with the provisions of Article X. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.

Section 2.08 Title to Assets. All Interests shall constitute personal property of the owner thereof for all purposes, and a Member has no interest in specific assets of the Company. Without limiting the generality of the foregoing, title to the Assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company, and neither any Member nor any Officer shall have any ownership interest in the Assets or any portion thereof. Title to the Assets may be held in the name of the Company or one or more nominees, as the Managing Member may determine. The Assets shall be recorded by the Managing Member as the property of the Company in the books and records maintained for the Company, irrespective of the name in which record title to the Assets is held.

Section 2.09 Certificate of Formation. The Certificate of Formation has been filed with the Secretary of State of the State of Delaware, such filing being hereby confirmed, ratified and approved in all respects. The Managing Member shall use reasonable efforts to cause to be filed such other certificates or documents that it determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Delaware or any other state in which the Company may elect to do business or own property. To the extent that the Managing Member determines such action to be necessary or appropriate, the Managing Member shall, or shall direct the appropriate Officers, to file amendments to and restatements of the Certificate of Formation and do all things to maintain the Company as a limited liability company under the laws of the State of Delaware or of any other state in which the Company may elect to do business or own property, and if an Officer is so directed, such Officer shall be an authorized person of the Company for purposes of filing any such certificate with the Secretary of State of the State of Delaware. The Company shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Formation, any qualification document or any amendment thereto to any Member.

ARTICLE III – MEMBERS AND INTERESTS

Section 3.01 Members.

(a) Subject to Section 3.01(b), a Person shall be admitted as an Economic Member and Record Holder either as a result of an Initial Offering, Subsequent Offering, a Transfer or at such other time as determined by the Managing Member, and upon (i) agreeing to be bound by the terms of this Agreement by completing, signing and delivering to the Managing Member, a completed Form of Adherence, which is then accepted by the Managing Member; (ii) the prior written consent of the Managing Member; and (iii) otherwise complying with the applicable provisions of Article III and Article IV.

(b) The Managing Member may withhold its consent to the admission of any Person as an Economic Member for any reason, including when it determines in its reasonable discretion that such admission could: (i) result in there being 2,000 or more beneficial owners (as such term is used under the Exchange Act) or 500 or more beneficial owners that are not accredited investors (as defined under the Securities Act) of Interests, as specified in Section 12(g)(1)(A)(ii) of the Exchange Act (which limitations may be waived by the Managing Member in its sole discretion); (ii) could adversely affect the Company or subject the Company, the Managing Member or any of their respective Affiliates to any additional regulatory or governmental requirements or cause the Company to be disqualified as a limited liability company, or subject the Company, the Managing Member or any of their respective Affiliates to any tax to which it would not otherwise be subject; (iii) cause the Company to be required to register as an investment company under the Investment Company Act; (iv) cause the Managing Member or any of its Affiliates being required to register under the Investment Advisers Act; (v) cause the Assets to be treated as plan assets as defined in Section 3(42) of ERISA; or (vi) result in a loss of corporation taxable as an association status for US federal income tax purposes of the Company or termination of the Company for US federal income tax purposes. A Person may become a Record Holder without the consent or approval of any of the Economic Members. A Person may not become a Member without acquiring an Interest.

(c) The name and mailing address of each Member shall be listed on the books and records of the Company maintained for such purpose by the Company or the transfer agent, as applicable. The Managing Member shall update the books and records of the Company from time to time as necessary to reflect accurately the information therein.

(d) Except as otherwise provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

(e) Unless otherwise provided herein, and subject to Article X, Members may not be expelled from or removed as Members. Members shall not have any right to resign or redeem their Interests from the Company; provided that when a transferee of a Member’s Interests becomes a Record Holder of such Interests, such transferring Member shall cease to be a Member of the Company with respect to the Interests so transferred and that Members shall cease to be Members when the Company is liquidated in accordance with Section 10.03.

(f) Except as may be otherwise agreed between the Company, on the one hand, and a Member, on the other hand, any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company. Neither the Company nor any of the other Members shall have any rights by virtue of this Agreement in any such business interests or activities of any Member.

(g) Otis Wealth, Inc. was appointed as the Managing Member of the Company with effect from the date of the formation of the Company and shall continue as Managing Member of the Company until the earlier of (i) the dissolution of the Company pursuant to Section 10.01(a) or (ii) its removal or replacement pursuant to Section 4.03 or Article IX. Unless provided otherwise in this Agreement, the Interests held by the Managing Member or any of its Affiliates shall be identical to those of an Economic Member and will not have any additional distribution, redemption, conversion or liquidation rights by virtue of its status as the Managing Member; provided, however, that the Managing Member shall have the rights, duties and obligations of the Managing Member hereunder, regardless of whether the Managing Member shall hold any Interests.

Section 3.02 Capital Contributions.

(a) The minimum number of Interests a Member may acquire is one (1) Interest or such higher or lesser amount as the Managing Member may determine from time to time. Persons acquiring Interests through an Initial Offering or Subsequent Offering shall make a Capital Contribution to the Company in an amount equal to the per-Interest price determined in connection with such Initial Offering or Subsequent Offering and multiplied by the number of Interests acquired by such Person in such Initial Offering or Subsequent Offering, as applicable. Persons acquiring Interests in a manner other than through an Initial Offering or Subsequent Offering or pursuant to a Transfer shall make such Capital Contribution as shall be determined by the Managing Member in its sole discretion.

(b) Except as expressly permitted by the Managing Member, in its sole discretion, (i) initial and any additional Capital Contributions to the Company by any Member shall be payable in cash and (ii) initial and any additional Capital Contributions shall be payable in one installment and shall be paid prior to the date of the proposed acceptance by the Managing Member of a Person’s admission as a Member of the Company (or a Member’s application to acquire additional Interests) (or within five business days thereafter with the Managing Member’s approval). No Member shall be required to make an additional capital contribution to the Company but may make an additional Capital Contribution to acquire additional interests at such Member’s sole discretion.

(c) Except to the extent expressly provided in this Agreement: (i) no Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution or termination of the Company may be considered as such by law and then only to the extent provided for in this Agreement; (ii) no Member holding any Interests shall have priority over any other Member holding Interests either as to the return of Capital Contributions or as to distributions; (iii) no interest shall be paid by the Company on any Capital Contributions; and (iv) no Economic Member, in its capacity as such, shall participate in the operation or management of the business of the Company, transact any business in name of the Company or have the power to sign documents for or otherwise bind the Company by reason of being a Member.

Section 3.03 Authorization to Issue Interests.

(a) The Company may issue Interests, and options, rights and warrants relating to Interests, for any Company purpose at any time and from time to time to such Persons for such consideration (which may be cash, property, services and/or any other lawful consideration) or for no consideration and on such terms and conditions as the Managing Member shall determine, all without the approval of the Economic Members. Each Interest shall have the rights and be governed by the provisions set forth in this Agreement.

(b) All Interests issued pursuant to, and in accordance with the requirements of, this Article III shall be validly issued Interests in the Company, except to the extent otherwise provided in the Delaware Act or this Agreement.

(c) The Company is authorized to issue the number of Interests equal to (i) the maximum number of Interests offered in the Initial Offering plus (ii) the Initial Interest.

Section 3.04 Voting Rights of Interests.

(a) Unless otherwise provided in this Agreement, (i) each Record Holder of Interests shall be entitled to one vote per Voting Interest for all matters submitted for the consent or approval of Members generally and (ii) all Record Holders of Voting Interests shall vote together as a single class on all matters as to which all Record Holders of Voting Interests are entitled to vote.

(b) If a Member beneficially owns more than 10% of the Outstanding Interests, such Member acknowledges that the Member’s name, address and holdings may be reported in the Company’s ongoing SEC filings, including in the beneficial ownership table in the Company’s Annual Report on Form 1-K. If a Vote Limited Member submits an irrevocable request in writing to the Managing Member to limit its voting rights to 10% of the Voting Interests, such Vote Limited Member’s name, address and holdings may not be reported in the Company’s ongoing SEC filings, unless such person is otherwise deemed to be an Affiliate of the Company (for the avoidance of doubt, as defined in Rule 405 of the Securities Act). The determination of Affiliate status for such purposes shall be made by the Managing Member in its sole and absolute discretion, and the Company or its transfer agent may require any Member that owns more than 10% of the Outstanding Interests to provide a legal opinion and/or other information it deems necessary or appropriate to determine such person’s Affiliate status. If any such Member owns more than 10% of the Outstanding Interests and is deemed to be an Affiliate, notwithstanding the limit on voting, such person will be identified in the beneficial ownership table in the Company’s Annual Report on Form 1-K and in other applicable filings.

Section 3.05 Record Holders. The Company shall be entitled to recognize the Record Holder as the owner of an Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Interest on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange, ATS or over-the-counter market on which such Interests are listed for trading (if ever). Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring or holding Interests, as between the Company on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Interests. Any Member that beneficially owns 10% or more of the Outstanding Interests (excluding Interests beneficially owned by the Managing Member) may provide the Company with a Vote Limit Certificate in the form of Exhibit A that, from the effective date set forth in such notice (or if no such effective date is indicated, the date such notice is received by the Company), such Member shall be subject to a Vote Limit. Any Interests beneficially owned by such Vote Limited Member in excess of the Vote Limit shall not constitute Voting Interests for any purposes of this Agreement for so long as such Interests are beneficially owned by such Vote Limited Member or any affiliate of such Vote Limited Member.

Section 3.06 Splits.

(a) Subject to Section 3.06(c) and Section 3.03, the Company may make a pro rata distribution of Interests to all Record Holders, or may effect a subdivision or combination of Interests, in each case, on an equal per-Interest basis and so long as, after any such event, any amounts calculated on a per-Interest basis or stated as a number of Interests are proportionately adjusted.

(b) Whenever such a distribution, subdivision or combination of Interests is declared, the Managing Member shall select a date as of which the distribution, subdivision or combination shall be effective. The Managing Member shall send notice thereof at least 20 days prior to the date of such distribution, subdivision or combination to each Record Holder as of a date not less than 10 days prior to the date of such distribution, subdivision or combination. The Managing Member also may cause a firm of independent public accountants selected by it to calculate the number of Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Managing Member shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Subject to Section 3.03, the Company shall not issue fractional Interests upon any distribution, subdivision or combination of Interests. If a distribution, subdivision or combination of Interests would otherwise result in the issuance of fractional Interests, each fractional Interest shall be rounded to the nearest whole Interest (and a 0.5 Interest shall be rounded to the next higher Interest).

Section 3.07 Agreements. The rights of all Members and the terms of all Interests are subject to the provisions of this Agreement.

ARTICLE IV – REGISTRATION AND TRANSFER OF INTERESTS

Section 4.01 Maintenance of a Register. Subject to the restrictions on Transfer and ownership limitations contained below:

(a) The Company shall keep or cause to be kept on behalf of the Company a register that will set forth the Record Holders of each of the Interests and information regarding the Transfer of each of the Interests. The Managing Member is hereby initially appointed as registrar and transfer agent of the Interests, provided that the Managing Member may appoint such third-party registrar and transfer agent as it determines appropriate in its sole discretion, for the purpose of registering Interests and Transfers of such Interests as herein provided.

(b) Upon acceptance by the Managing Member of the Transfer of any Interest, each transferee of an Interest (i) shall be admitted to the Company as a Substitute Economic Member with respect to the Interests so transferred to such transferee when any such transfer or admission is reflected in the books and records of the Company, (ii) shall be deemed to agree to be bound by the terms of this Agreement by completing a Form of Adherence to the reasonable satisfaction of the Managing Member in accordance with Section 4.02(g)(ii), (iii) shall become the Record Holder of the Interests so transferred, (iv) grants powers of attorney to the Managing Member and any Liquidator of the Company and each of their authorized officers and attorneys in fact, as the case may be, as specified herein and (v) makes the consents and waivers contained in this Agreement. The Transfer of any Interests and the admission of any new Economic Member shall not constitute an amendment to this Agreement, and no amendment to this Agreement shall be required for the admission of new Economic Members.

(c) Provided that the National Securities Exchange, ATS or over-the-counter market on which such Interests are listed for trading, if any, require from Substitute Economic Members such representations and agreements as required by the Managing Member in paragraph (b), nothing contained in this Agreement shall preclude the settlement of any such transactions involving Interests and admission of such Substitute Economic Member.

Section 4.02 Ownership Limitations.

(a) No Transfer of any Economic Member’s Interest, whether voluntary or involuntary, shall be valid or effective, and no transferee shall become a substituted Economic Member, unless the written consent of the Managing Member has been obtained, which consent may be withheld in its sole and absolute discretion as further described in this Section 4.02. In the event of any Transfer, all of the conditions of the remainder of this Section 4.02 must also be satisfied. Notwithstanding the foregoing but subject to Section 3.05, assignment of the economic benefits of ownership of Interests may be made without the Managing Member’s consent, provided that the assignee is not an ineligible or unsuitable investor under applicable law.

(b) No Transfer of any Economic Member’s Interests, whether voluntary or involuntary, shall be valid or effective unless the Managing Member determines, after consultation with legal counsel acting for the Company that such Transfer will not, unless waived by the Managing Member:

(i) result in there being 2,000 or more beneficial owners (as such term is used under the Exchange Act) or 500 or more beneficial owners that are not accredited investors (as defined under the Securities Act) of Interests, as specified in Section 12(g)(1)(A)(ii) of the Exchange Act, unless such Interests have been registered under the Exchange Act or the Company is otherwise an Exchange Act reporting company; provided that such limitations may be waived by the Managing Member in its sole discretion;

(ii) cause all or any portion of the Assets to constitute plan assets for purposes of ERISA;

(iii) adversely affect the Company, or subject the Company, the Managing Member or any of their respective Affiliates to any additional regulatory or governmental requirements or cause the Company to be disqualified as a limited liability company or subject the Company, the Managing Member or any of their respective Affiliates to any tax to which it would not otherwise be subject;

(iv) require registration of the Company or any Interests under any securities laws of the United States of America, any state thereof or any other jurisdiction; or

(v) violate or be inconsistent with any representation or warranty made by the transferring Economic Member.

(c) The transferring Economic Member, or such Economic Member’s legal representative, shall give the Managing Member prior written notice before making any voluntary Transfer and written notice within thirty (30) days after any involuntary Transfer (unless such notice period is otherwise waived by the Managing Member), and shall provide sufficient information to allow legal counsel acting for the Company to make the determination that the proposed Transfer will not result in any of the consequences referred to in Section 4.02(b) above. If a Transfer occurs by reason of the death of an Economic Member or assignee, the notice may be given by the duly authorized representative of the estate of the Economic Member or assignee. The notice must be supported by proof of legal authority and valid assignment in form and substance acceptable to the Managing Member.

(d) In the event any Transfer permitted by this Section 4.02 shall result in beneficial ownership by multiple Persons of any Economic Member’s interest in the Company, the Managing Member may require one or more trustees or nominees to be designated to represent a portion of or the entire interest transferred for the purpose of receiving all notices which may be given and all payments which may be made under this Agreement, and for the purpose of exercising the rights which the transferor as an Economic Member had pursuant to the provisions of this Agreement.

(e) A transferee shall be entitled to any future distributions attributable to the Interests transferred to such transferee and to transfer such Interests in accordance with the terms of this Agreement; provided, however, that such transferee shall not be entitled to the other rights of an Economic Member as a result of such Transfer until such transferee becomes a Substitute Economic Member.

(f) The Company shall incur no liability for distributions made in good faith to the transferring Economic Member until a written instrument of Transfer has been received by the Company and recorded on its books and the effective date of Transfer has passed.

(g) Any other provision of this Agreement to the contrary notwithstanding, any Substitute Economic Member shall be bound by the provisions hereof. Prior to recognizing any Transfer in accordance with this Section 4.02, the Managing Member may require, in its sole discretion:

(i) the transferring Economic Member and each transferee to execute one or more deeds or other instruments of Transfer in a form satisfactory to the Managing Member;

(ii) each transferee to acknowledge its assumption (in whole or, if the Transfer is in respect of part only, in the proportionate part) of the obligations of the transferring Economic Member by executing a Form of Adherence (or any other equivalent instrument as determined by the Managing Member);

(iii) each transferee to provide all the information required by the Managing Member to satisfy itself as to anti-money laundering, counter-terrorist financing and sanctions compliance matters; and

(iv) payment by the transferring Economic Member, in full, of the costs and expenses referred to in Section 4.02(h), and no Transfer shall be completed or recorded in the books of the Company, and no proposed Substitute Economic Member shall be admitted to the Company as an Economic Member, unless and until each of these requirements has been satisfied or, at the sole discretion of the Managing Member, waived.

(h) The transferring Economic Member shall bear all costs and expenses arising in connection with any proposed Transfer, whether or not the Transfer proceeds to completion, including any legal fees incurred by the Company or any broker or dealer, any costs or expenses in connection with any opinion of counsel, and any transfer taxes and filing fees.

Section 4.03 Transfer of Interests and Obligations of the Managing Member.

(a) The Managing Member may Transfer all Interests acquired by the Managing Member (including all Interests acquired by the Managing Member in the Initial Offering) at any time and from time to time following the closing of the Initial Offering.

(b) The Economic Members hereby authorize the Managing Member to assign its rights, obligations and title as Managing Member to an Affiliate of the Managing Member without the prior consent of any other Person, and, in connection with such transfer, designate such Affiliate of the Managing Member as a successor Managing Member, provided that the Managing Member shall notify the applicable Economic Members of such change in the next regular communication to such Economic Members or by press release or the filing of a report with the SEC disclosing such change.

(c) Except as set forth in Section 4.03(b) above, in the event of the resignation of the Managing Member of its rights, obligations and title as Managing Member, the Managing Member shall nominate a successor Managing Member and the vote of a majority of the Voting Interests held by Economic Members shall be required to elect such successor Managing Member. The Managing Member shall continue to serve as the Managing Member of the Company until such date as a successor Managing Member is elected pursuant to the terms of this Section 4.03(c).

Section 4.04 Remedies for Breach. If the Managing Member shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of this Article IV, the Managing Member shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Company to redeem Interests, refusing to give effect to such Transfer on the books of the Company or instituting proceedings to enjoin such Transfer or other event.

ARTICLE V – MANAGEMENT AND OPERATION OF THE COMPANY

Section 5.01 Power and Authority of Managing Member. Except as explicitly set forth in this Agreement, the Managing Member, as appointed pursuant to Section 3.01(g) of this Agreement, shall have full power and authority to do, and to direct the Officers to do, all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company, to exercise all powers set forth in Section 2.05 and to effectuate the purposes set forth in Section 2.04, in each case without the consent of the Economic Members, including, but not limited to, the following:

(a) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including entering into on behalf of the Company indebtedness that is convertible into Interests, and the incurring of any other obligations;

(b) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company (including, but not limited to, the filing of periodic reports on Forms 1-K, 1-SA and 1-U with the SEC), and the making of any tax elections;

(c) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the Assets or the merger or other combination of the Company with or into, or acquisition by, another Person; for the avoidance of doubt, any action taken by the Managing Member pursuant to this sub-paragraph shall not require the consent of the Economic Members;

(d) the use of the Assets (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Company and the repayment of obligations of the Company;

(e) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Company under contractual arrangements to all or particular Assets);

(f) the declaration and payment of distributions of Free Cash Flows or other assets to Members;

(g) the election and removal of Officers of the Company;

(h) the appointment of the Asset Manager in accordance with the terms of this Agreement;

(i) the selection, retention and dismissal of employees, agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment, retention or hiring, and the payment of fees, expenses, salaries, wages and other compensation to such Persons;

(j) the solicitation of proxies from holders of Voting Interests issued on or after the date of this Agreement that entitles the holders thereof to vote on any matter submitted for consent or approval of Economic Members under this Agreement;

(k) the maintenance of insurance for the benefit of the Company and the Indemnified Persons and the reinvestment by the Managing Member, in its sole discretion, of any proceeds received by the Company from an insurance claim in replacement Assets which are substantially similar to that which comprised the Assets prior to the event giving rise to such insurance payment;

(l) the creation and implementation of asset maintenance and care policies for the Assets and compliance with such maintenance policies, including, if applicable, the engagement of third-party independent contractors for the care, custody, maintenance and management of the Assets;

(m) the formation of, or acquisition or disposition of an interest in, and the contribution of property and the making of loans to, any limited or general partnership, joint venture, corporation, limited liability company or other entity or arrangement;

(n) the placement of any Free Cash Flow funds in deposit accounts in the name of the Company or of a custodian for the account of the Company, or to invest those Free Cash Flow funds in any other investments for the account of the Company, in each case pending the application of those Free Cash Flow funds in meeting liabilities of the Company or making distributions or other payments to the Members (as the case may be);

(o) the control of any matters affecting the rights and obligations of the Company, including the bringing, prosecuting and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or remediation, and the incurring of legal expense and the settlement of claims and litigation, including in respect of taxes;

(p) the indemnification of any Person against liabilities and contingencies to the maximum extent permitted by law;

(q) the giving of consent of or voting by the Company in respect of any securities that may be owned by the Company;

(r) the waiver of any condition or other matter by the Company;

(s) the entering into of listing agreements with any National Securities Exchange, ATS or over-the-counter market and the delisting of some or all of the Interests from, or requesting that trading be suspended on, any such exchange or market;

(t) the issuance, sale or other disposition, and the purchase or other acquisition, of Interests or options, rights or warrants relating to Interests;

(u) the registration of any offer, issuance, sale or resale of Interests or other securities issued or to be issued by the Company under the Securities Act and any other applicable securities laws (including any resale of Interests or other securities by Members or other security holders);

(v) the execution and delivery of agreements with Affiliates of the Company or other Persons to render services to the Company;

(w) the selection of an auditor for the Company;

(x) the selection of any transfer agent or depositor for any securities of the Company, and the entry into such agreements and provision of such other information as shall be required for such transfer agent or depositor to perform its applicable functions; and

(y) unless otherwise provided in this Agreement, the calling of a vote of the Economic Members as to any matter to be voted on by all Economic Members.

The authority and functions of the Managing Member, on the one hand, and of the Officers, on the other hand, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the DGCL in addition to the powers that now or hereafter can be granted to managers under the Delaware Act. No Economic Member, by virtue of its status as such, shall have any management power over the business and affairs of the Company or actual or apparent authority to enter into, execute or deliver contracts on behalf of, or to otherwise bind, the Company.

Section 5.02 Determinations by the Managing Member. In furtherance of the authority granted to the Managing Member pursuant to Section 5.01, the determination as to any of the following matters, made in good faith by or pursuant to the direction of the Managing Member consistent with this Agreement, shall be final and conclusive and shall be binding upon the Company and every holder of Interests:

(a) the amount of Free Cash Flow of the Company for any period and the amount of assets at any time legally available for the payment of distributions on Interests;

(b) the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged);

(c) any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Interests;

(d) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company or of any Interests;

(e) the number of Interests;

(f) any matter relating to the acquisition, holding and disposition of any assets by the Company;

(g) the evaluation of any competing interests among the Company and the resolution of any conflicts of interests among the Company;

(h) each of the matters set forth in Section 5.01(a) through Section 5.01(y); or

(i) any other matter relating to the business and affairs of the Company or required or permitted by applicable law, this Agreement or otherwise to be determined by the Managing Member.

Section 5.03 Delegation. The Managing Member may delegate to any Person or Persons any of the powers and authority vested in it hereunder, and may engage such Person or Persons to provide administrative, compliance, technological and accounting services to the Company, on such terms and conditions as it may consider appropriate.

Section 5.04 Exculpation, Indemnification, Advances and Insurance.

(a) Subject to other applicable provisions of this Article V including Section 5.06, the Indemnified Persons shall not be liable to the Company for any acts or omissions by any of the Indemnified Persons arising from the exercise of their rights or performance of their duties and obligations in connection with the Company, this Agreement or any investment made or held by the Company, including with respect to any acts or omissions made while serving at the request of the Company as an officer, director, member, partner, fiduciary or trustee of another Person, other than such acts or omissions that have been determined in a final, non-appealable decision of a court of competent jurisdiction to constitute fraud, willful misconduct or gross negligence. The Indemnified Persons shall be indemnified by the Company to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the Company and counsel fees and disbursements on a solicitor and client basis) (collectively, “Expenses and Liabilities”) arising from the performance of any of their duties or obligations in connection with their service to the Company or this Agreement, or any investment made or held by the Company, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such Person may hereafter be made party by reason of being or having been a manager of the Company under Delaware law, an Officer of the Company or an officer, director, member, partner, fiduciary or trustee of another Person, provided that this indemnification shall not cover Expenses and Liabilities that arise out of the acts or omissions of any Indemnified Party that have been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to have resulted primarily from such Indemnified Person’s fraud, willful misconduct or gross negligence. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnified Person, pursuant to a loan guaranty or otherwise, for any indebtedness of the Company (including any indebtedness which the Company has assumed or taken subject to), and the Managing Member or the Officers are hereby authorized and empowered, on behalf of the Company, to enter into one or more indemnity agreements consistent with the provisions of this Section 5.04(a) in favor of any Indemnified Person having or potentially having liability for any such indebtedness. It is the intention of this Section 5.04(a) that the Company indemnify each Indemnified Person to the fullest extent permitted by law, provided that this indemnification shall not cover Expenses and Liabilities that arise out of the acts or omissions of any Indemnified Party that have been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to have resulted primarily from such Indemnified Person’s fraud, willful misconduct or gross negligence.

(b) The provisions of this Agreement, to the extent they restrict the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, including Section 5.06, are agreed by each Member to modify such duties and liabilities of the Indemnified Person to the maximum extent permitted by law.

(c) To the extent that an Indemnified Person has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such Indemnified Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person in connection therewith.

(d) Any Indemnified Person may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 5.04(a). The basis of such indemnification by a court shall be a determination by such court that indemnification of the Indemnified Person is proper in the circumstances because such Indemnified Person has met the applicable standards of conduct set forth in Section 5.04(a). Neither a contrary determination in the specific case under Section 5.04(c) nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the Indemnified Person seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5.04(d) shall be given to the Company promptly upon the filing of such application. If successful, in whole or in part, the Indemnified Person seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

(e) To the fullest extent permitted by law, expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any civil, criminal, administrative or investigative action, suit or proceeding may, at the option of the Managing Member, be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company as authorized in this Section 5.04.

(f) The indemnification and advancement of expenses provided by or granted pursuant to this Section 5.04 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Agreement, or any other agreement, vote of Members or otherwise, and shall continue as to an Indemnified Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnified Person unless otherwise provided in a written agreement with such Indemnified Person or in the writing pursuant to which such Indemnified Person is indemnified, it being the policy of the Company that indemnification of the persons specified in Section 5.04(a) shall be made to the fullest extent permitted by law. The provisions of this Section 5.04(f) shall not be deemed to preclude the indemnification of any person who is not specified in Section 5.04(a) but whom the Company has the power or obligation to indemnify under the provisions of the Delaware Act.

(g) The Company may, but shall not be obligated to, purchase and maintain insurance on behalf of any Person entitled to indemnification under this Section 5.04 against any liability asserted against such Person and incurred by such Person in any capacity to which they are entitled to indemnification hereunder, or arising out of such Person’s status as such, whether or not the Company would have the power or the obligation to indemnify such Person against such liability under the provisions of this Section 5.04.

(h) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 5.04 shall, unless otherwise provided when authorized or ratified, inure to the benefit of the heirs, executors and administrators of any person entitled to indemnification under this Section 5.04.

(i) The Company may, to the extent authorized from time to time by the Managing Member, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company.

(j) If this Section 5.04 or any portion of this Section 5.04 shall be invalidated on any ground by a court of competent jurisdiction, the Company shall nevertheless indemnify each Indemnified Person as to expenses (including attorney’s fees), judgments, fines and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, including a grand jury proceeding or action or suit brought by or in the right of the Company, to the full extent permitted by any applicable portion of this Section 5.04 that shall not have been invalidated.

(k) Each of the Indemnified Persons may, in the performance of his, her or its duties, consult with legal counsel, accountants, and other experts, and any act or omission by such Person on behalf of the Company in furtherance of the interests of the Company in good faith in reliance upon, and in accordance with, the advice of such legal counsel, accountants or other experts will be full justification for any such act or omission, and such Person will be fully protected for such acts and omissions; provided that such legal counsel, accountants, or other experts were selected with reasonable care by or on behalf of such Indemnified Person.

(l) An Indemnified Person shall not be denied indemnification in whole or in part under this Section 5.04 because the Indemnified Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(m) Any liabilities which an Indemnified Person incurs as a result of acting on behalf of the Company (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the Internal Revenue Service, penalties assessed by the Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities indemnifiable under this Section 5.04, to the maximum extent permitted by law.

(n) The Managing Member shall, in the performance of its duties, be fully protected in relying in good faith upon the records of the Company and on such information, opinions, reports or statements presented to the Company by any of the Officers or employees of the Company, or by any other Person as to matters the Managing Member reasonably believes are within such other Person’s professional or expert competence.

(o) Any amendment, modification or repeal of this Section 5.04 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of or other rights of any indemnitee under this Section 5.04 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted and provided such Person became an indemnitee hereunder prior to such amendment, modification or repeal.

Section 5.05 Duties of Officers.

(a) Except as set forth in Section 5.04 and Section 5.06, as otherwise expressly provided in this Agreement or required by the Delaware Act, (i) the duties and obligations owed to the Company by the Officers shall be the same as the duties and obligations owed to a corporation organized under DGCL by its officers, and (ii) the duties and obligations owed to the Members by the Officers shall be the same as the duties and obligations owed to the stockholders of a corporation under the DGCL by its officers.

(b) The Managing Member shall have the right to exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it thereunder either directly or by or through the duly authorized Officers of the Company, and the Managing Member shall not be responsible for the misconduct or negligence on the part of any such Officer duly appointed or duly authorized by the Managing Member in good faith.

Section 5.06 Standards of Conduct and Modification of Duties of the Managing Member. Notwithstanding anything to the contrary herein or under any applicable law, including, without limitation, Section 18-1101(c) of the Delaware Act, the Managing Member, in exercising its rights hereunder in its capacity as the managing member of the Company, shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company or any Economic Members, and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby, under the Delaware Act or under any other applicable law or in equity. The Managing Member shall not have any duty (including any fiduciary duty) to the Company, the Economic Members or any other Person, including any fiduciary duty associated with self-dealing or corporate opportunities, all of which are hereby expressly waived. This Section 5.06 shall not in any way reduce or otherwise limit the specific obligations of the Managing Member expressly provided in this Agreement or in any other agreement with the Company.

Section 5.07 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Managing Member and any Officer of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any contracts on behalf of the Company, and such Person shall be entitled to deal with the Managing Member or any Officer as if it were the Company’s sole party in interest, both legally and beneficially. Each Economic Member hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Managing Member or any Officer in connection with any such dealing. In no event shall any Person dealing with the Managing Member or any Officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Managing Member or any Officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Managing Member or any Officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement were in full force and effect; (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company; and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

Section 5.08 Certain Conflicts of Interest. In the event of a Conflict of Interest, the Managing Member may establish an advisory board comprised of members of the Managing Member’s expert network and external advisors. The resolution of any Conflict of Interest approved by such advisory board shall be conclusively deemed to be fair and reasonable to the Company and the Members and not a breach of any duty hereunder at law, in equity or otherwise.

Section 5.09 Appointment of the Asset Manager. The Managing Member exercises ultimate authority over the Assets. Pursuant to Section 5.03, the Managing Member has the right to delegate its responsibilities under this Agreement in respect of the management of the Assets. The Managing Member has agreed on behalf of the Company to appoint the Asset Manager to manage the Assets on a discretionary basis, and to exercise, to the exclusion of the Managing Member (but under the supervision and authority of the Managing Member), all the powers, rights and discretions conferred on the Managing Member in respect of the Assets and, the Managing Member, on behalf of the Company, will enter into an Asset Management Agreement pursuant to which the Asset Manager is formally appointed to manage the Assets and provide certain administrative services and assume certain costs and expenses.

ARTICLE VI – DISTRIBUTIONS

Section 6.01 Application of Cash. Subject to Section 6.03 and Article X, any Free Cash Flows after the creation of such reserves as the Managing Member deems necessary, in its sole discretion, shall be applied and distributed by way of distribution to the Members (pro rata to their Interests and which, for the avoidance of doubt, may include the Managing Member or its Affiliates).

Section 6.02 Application of Amounts upon Liquidation. Subject to Section 6.03 and Article X, any amounts available for distribution following the liquidation, net of any fees, costs and liabilities (as determined by the Managing Member in its sole discretion), shall be applied and distributed as follows:

(a) First, 100% to the Members (pro rata to their Interests and which, for the avoidance of doubt, may include the Managing Member and its Affiliates if the Managing Member or any Affiliates acquired or received Interests) until the Members have received back 100% of their Capital Contribution; and

(b) Second, 10% to the Managing Member (which amount may be waived by the Managing Member in its sole discretion) and 90% to the Members (pro rata to their Interests and which, for the avoidance of doubt, may include the Managing Member and its Affiliates if the Managing Member or any Affiliates acquired or received Interests).

Section 6.03 Timing of Distributions.

(a) Subject to the applicable provisions of the Delaware Act and except as otherwise provided herein, the Managing Member shall pay distributions to the Members pursuant to Section 6.01, at such times as the Managing Member shall reasonably determine, and pursuant to Section 6.02, as soon as reasonably practicable after the relevant amounts have been received by the Company; provided that, the Managing Member shall not be obliged to make any distribution pursuant to this Section 6.03 (i) unless there are sufficient amounts available for such distribution or (ii) which, in the reasonable opinion of the Managing Member, would or might leave the Company with insufficient funds to meet any future contemplated obligations or contingencies including to meet any Non-Routine Taxes (and the Managing Member is hereby authorized to retain any amounts within the Company to create a reserve to meet any such obligations or contingencies), or which otherwise may result in the Company having unreasonably small capital for the Company to continue its business as a going concern. Distributions shall be paid to the holders of the Interests on an equal per-Interest basis as of the Record Date selected by the Managing Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member on account of its interest in the Company if such distribution would violate the Delaware Act or other applicable law.

(b) Notwithstanding Section 6.02 and Section 6.03(a), in the event of the termination and liquidation of the Company, all distributions shall be made in accordance with, and subject to the terms and conditions of, Article X.

(c) Each distribution in respect of any Interests shall be paid by the Company, directly or through any other Person or agent, only to the Record Holder of such Interests as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.04 Distributions in Kind. Distributions in kind of the entire or part of the Assets to Members are prohibited.

ARTICLE VII – BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 7.01 Records and Accounting.

(a) The Managing Member shall keep or cause to be kept at the principal office of the Company or such other place as determined by the Managing Member appropriate books and records with respect to the business of the Company, including all books and records necessary to provide to the Economic Members any information required to be provided pursuant to this Agreement or applicable law. Any books and records maintained by or on behalf of the Company in the regular course of its business, including the record of the Members, books of account and records of Company proceedings, may be kept in such electronic form as may be determined by the Managing Member; provided that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for tax and financial reporting purposes, on an accrual basis in accordance with U.S. GAAP, unless otherwise required by applicable law or other regulatory disclosure requirement.

(b) Each Member shall have the right, upon reasonable demand for any purpose reasonably related to the Member’s Interest as a member of the Company (as reasonably determined by the Managing Member) to such information pertaining to the Company, as provided in Section 18-305 of the Delaware Act; provided that prior to such Member having the ability to access such information, the Managing Member shall be permitted to require such Member to enter into a confidentiality agreement in form and substance reasonably acceptable to the Managing Member.

(c) Within 120 calendar days after the end of the fiscal year and 90 calendar days after the end of the semi-annual reporting date, the Managing Member shall use its commercially reasonable efforts to make available via an online platform, including, without limitation, any platform maintained by the SEC:
f
(i) financial statements of the Company prepared in accordance with U.S. GAAP, which includes a balance sheet, profit and loss statement and a cash flow statement; and

(ii) confirmation of the number of Outstanding Interests as of the end of the most recent fiscal year; provided that, notwithstanding the foregoing, if the Company is required to disclose financial information pursuant to the Securities Act or the Exchange Act (including, without limitation, periodic reports under the Exchange Act or under Rule 257 under Regulation A of the Securities Act), then compliance with such provisions shall be deemed compliance with this Section 7.01(c) and no further or earlier financial reports shall be required to be provided to the Economic Members with such reporting requirement.

Section 7.02 Fiscal Year. The fiscal year for tax and financial reporting purposes of the Company shall be a calendar year ending December 31, unless otherwise required by the Code.

ARTICLE VIII – TAX MATTERS

The Company intends to make an election on IRS Form 8832 for the Company to be treated as an association taxable as a corporation under Subchapter C of the Code and not as a partnership under Subchapter K of the Code.

ARTICLE IX – REMOVAL OF THE MANAGING MEMBER

Economic Members acting by way of a Super Majority Vote may elect to remove the Managing Member at any time if the Managing Member is found by a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with the Company and which has a material adverse effect the Company. The Managing Member shall call a meeting of all of the Economic Members within 30 calendar days of such final non-appealable judgment of a court of competent jurisdiction, at which the Economic Members may (i) by Super Majority Vote, remove the Managing Member of the Company in accordance with this Article IX; and (ii) if the Managing Member is so removed, by a plurality, appoint a replacement Managing Member or the liquidation and dissolution and termination the Company in accordance with Article X. If the Managing Member fails to call a meeting as required by this Article IX, then any Economic Member shall have the ability to demand a list of all Record Holders of the Company pursuant to Section 7.01(b) and to call a meeting at which such a vote shall be taken. In the event of its removal, the Managing Member shall be entitled to receive all amounts that have accrued and are then currently due and payable to it pursuant to this Agreement but shall forfeit its right to any future distributions. If the Managing Member and the Asset Manager shall be the same Person or controlled Affiliates, then the Managing Member’s appointment as Asset Manager shall concurrently automatically terminate. Prior to its admission as a Managing Member, any replacement Managing Member shall acquire the Interests held by the departing Managing Member for fair market value and in cash immediately payable on the Transfer of such Interests and appoint a replacement Asset Manager on the same terms and conditions set forth herein and in the Asset Management Agreement.

ARTICLE X – DISSOLUTION, TERMINATION AND LIQUIDATION

Section 10.01 Dissolution and Termination.

(a) The Company shall not be dissolved by the admission of Substitute Economic Members or Additional Economic Members or the withdrawal of a transferring Member following a Transfer. The Company shall dissolve, and its affairs shall be wound up, upon:

(i) an election to dissolve the Company by the Managing Member;

(ii) the sale, exchange or other disposition of all or substantially all of the assets and properties of the Company (which shall include the obsolescence of the Assets) and the subsequent election to dissolve the Company by the Managing Member;

(iii) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act;

(iv) at any time that there are no Members, unless the business of the Company is continued in accordance with the Delaware Act; or

(v) a vote by the Economic Members holding Voting Interests to dissolve the Company following the for-cause removal of the Managing Member in accordance with Article IX.

(b) The dissolution of the Company pursuant to Section 18-801(a)(3) of the Delaware Act shall be strictly prohibited.

Section 10.02 Liquidator. Upon dissolution of the Company, the Managing Member shall select one or more Persons (which may be the Managing Member) to act as Liquidator. In the case of a dissolution of the Company, (a) the Liquidator shall be entitled to receive compensation for its services as Liquidator, (b) the Liquidator shall agree not to resign at any time without 15 days prior notice to the Managing Member and may be removed at any time by the Managing Member and (c) upon dissolution, death, incapacity, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days be appointed by the Managing Member. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article X, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Managing Member under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.

Section 10.03 Liquidation of the Company. In connection with the liquidation of the Company as a result of the dissolution of the Company, the Liquidator shall proceed to dispose of the Assets, discharge its liabilities and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 18-804 of the Delaware Act and the following:

(a) Subject to Section 10.03(c), the Assets may be disposed of by public or private sale on such terms as the Liquidator may determine. The Liquidator may defer liquidation for a reasonable time if it determines that an immediate sale or distribution of all or some of the assets would be impractical or would cause undue loss to the Members.

(b) Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 10.02) as well as any and any other amounts owed to Members otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of Free Cash Flows or other assets to provide for its payment. When paid, any unused portion of the reserve shall be applied to other liabilities or distributed as additional liquidation proceeds.

(c) All property and all Free Cash Flows in excess of that required to discharge liabilities as provided in Section 10.03(b) shall be distributed to the holders of the Interests on an equal per-Interest basis.

Section 10.04 Cancellation of Certificate of Formation. In the case of a dissolution of the Company, upon the completion of the distribution of all Free Cash Flows and property (other than the reservation of amounts for payments in respect of the satisfaction of liabilities of the Company), the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken by the Liquidator or the Managing Member, as applicable.

Section 10.05 Return of Contributions. None of any Member, the Managing Member or any Officer of the Company or any of their respective Affiliates, officers, directors, members, shareholders, employees, managers, partners, controlling persons, agents or independent contractors will be personally liable for, or have any obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Economic Members, or any portion thereof, it being expressly understood that any such return shall be made solely from Assets.

Section 10.06 Waiver of Partition. To the maximum extent permitted by law, each Member hereby waives any right to partition of the Company or Assets.

ARTICLE XI – AMENDMENT OF AGREEMENT

Section 11.01 General. Except as provided in Section 11.02, the Managing Member may amend any of the terms of this Agreement as it determines in its sole discretion and without the consent of any of the Economic Members. Without limiting the foregoing, the Managing Member, without the approval of any Economic Member, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change that the Managing Member determines to be necessary or appropriate in connection with any action taken or to be taken by the Managing Member pursuant to the authority granted in Article V hereof;

(b) a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company;

(c) the admission, substitution, withdrawal or removal of Members in accordance with this Agreement;

(d) a change that the Managing Member determines to be necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company under the laws of any state;

(e) a change that the Managing Member determines to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act);

(f) a change that the Managing Member determines to be necessary, desirable or appropriate to facilitate the trading of the Interests (including, without limitation, the division of any class or classes or Outstanding Interests into different classes to facilitate uniformity of tax consequences) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange, ATS or over-the-counter market on which Interests are or will be listed for trading, compliance with any of which the Managing Member deems to be in the best interests of the Company and the Members;

(g) a change that is required to effect the intent expressed in any Offering Document or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(h) a change in the fiscal year or taxable year of the Company and any other changes that the Managing Member determines to be necessary or appropriate;

(i) an amendment that the Managing Member determines, based on the advice of counsel, to be necessary or appropriate to prevent the Company, the Managing Member, any Officers or any trustees or agents of the Company from in any manner being subjected to the provisions of the Investment Company Act, the Investment Advisers Act or plan asset regulations adopted under ERISA, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(j) an amendment that the Managing Member determines to be necessary or appropriate in connection with the authorization, establishment, creation or issuance of any class Interests pursuant to Section 3.03 and the admission of Additional Economic Members;

(k) any other amendment other than an amendment expressly requiring consent of the Economic Members as set forth in Section 11.02; and

(l) any other amendments substantially similar to the foregoing.

Section 11.02 Certain Amendment Requirements. Notwithstanding the provisions of Section 11.01, no amendment to this Agreement shall be made without the consent of the Economic Members holding of a majority of the Outstanding Interests, that:

(a) decreases the percentage of Outstanding Interests required to take any action hereunder;

(b) materially adversely affects the rights of any of the Economic Members;

(c) modifies Section 10.01(a) or gives any Person the right to dissolve the Company; or

(d) modifies the term of the Company.

Section 11.03 Amendment Approval Process. If the Managing Member desires to amend any provision of this Agreement other than as permitted by Section 11.01, then it shall first adopt a resolution setting forth the amendment proposed, declaring its advisability, and then call a meeting of the Members entitled to vote in respect thereof for the consideration of such amendment. Amendments to this Agreement may be proposed only by or with the consent of the Managing Member. Such meeting shall be called and held upon notice in accordance with Article XII of this Agreement. The notice shall set forth such amendment in full or a brief summary of the changes to be effected thereby, as the Managing Member shall deem advisable. At the meeting, a vote of Members entitled to vote thereon shall be taken for and against the proposed amendment. A proposed amendment shall be effective upon its approval by the affirmative vote of the holders of not less than a majority of the Voting Interests then Outstanding, voting together as a single class, unless a greater percentage is required under this Agreement or by Delaware law. The Company shall deliver to each Member prompt notice of the adoption of every amendment made to this Agreement pursuant to this Article XI.

ARTICLE XII – MEMBER MEETINGS

Section 12.01 Meetings. The Company shall not be required to hold an annual meeting of the Members. The Managing Member may, whenever it thinks fit, convene meetings of the Company. The non-receipt by any Member of a notice convening a meeting shall not invalidate the proceedings at that meeting.

Section 12.02 Quorum. No business shall be transacted at any meeting unless a quorum of Members is present at the time when the meeting proceeds to business. In respect of meetings of the Company, Members holding a majority of Voting Interests present in person or by proxy shall be a quorum. In the event a meeting is not quorate, the Managing Member may adjourn or cancel the meeting, as it determines in its sole discretion.

Section 12.03 Chairman. Any designee of the Managing Member shall preside as chairman of any meeting of the Company.

Section 12.04 Voting Rights. Subject to the provisions of any Interests then Outstanding, the Members shall be entitled to vote only on those matters provided for under the terms of this Agreement.

Section 12.05 Extraordinary Actions. Except as specifically provided in this Agreement, notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of Voting Interests entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 12.06 Managing Member Approval. Other than as provided for in Article IX, the submission of any action of the Company to Members for their consideration shall first be approved by the Managing Member.

Section 12.07 Action By Members without a Meeting. Any action required or permitted to be taken by the holders of Interests may be taken without a meeting by the written consent of such holders or Members entitled to cast a sufficient number of votes to approve the matter as required by statute or this Agreement, as the case may be.

Section 12.08 Managing Member. Unless otherwise expressly provided in this Agreement, the Managing Member or any of its Affiliates who hold any Interests shall not be entitled to vote in its capacity as holder of such Interests on matters submitted to the Members for approval, and no such Interests shall be deemed Outstanding for purposes of any such vote.

ARTICLE XIII – CONFIDENTIALITY

Section 13.01 Confidentiality Obligations. All information contained in the accounts and reports prepared in accordance with Article VII and any other information disclosed to an Economic Member under or in connection with this Agreement is confidential and non-public and each Economic Member undertakes to treat that information as confidential information and to hold that information in confidence. No Economic Member shall, and each Economic Member shall ensure that every person connected with or associated with that Economic Member shall not, disclose to any Person or use to the detriment of the Company, any Economic Member or any Assets any confidential information which may have come to its knowledge concerning the affairs of the Company, any Economic Member, any Assets or any potential assets, and each Economic Member shall use any such confidential information exclusively for the purposes of monitoring and evaluating its investment in the Company. This Section 13.01 is subject to Section 13.02 and Section 13.03.

Section 13.02 Exempted information. The obligations set out in Section 13.01 shall not apply to any information which:

(a) is public knowledge and readily publicly accessible as of the date of such disclosure;

(b) becomes public knowledge and readily publicly accessible, other than as a result of a breach of this Article XIII; or

(c) has been publicly filed with the SEC.

Section 13.03 Permitted Disclosures. The restrictions on disclosing confidential information set out in Section 13.01 shall not apply to the disclosure of confidential information by an Economic Member:

(a) to any person, with the prior written consent of the Managing Member (which may be given or withheld in the Managing Members sole discretion);

(b) if required by law, rule or regulation applicable to the Economic Member (including, without limitation, disclosure of the tax treatment or consequences thereof), or by any Governmental Entity having jurisdiction over the Economic Member, or if requested by any Governmental Entity having jurisdiction over the Economic Member, but in each case only if the Economic Member (unless restricted by any relevant law or Governmental Entity): (i) provides the Managing Member with reasonable advance notice of any such required disclosure; (ii) consults with the Managing Member prior to making any disclosure, including in respect of the reasons for and content of the required disclosure; and (iii) takes all reasonable steps permitted by law that are requested by the Managing Member to prevent the disclosure of confidential information (including (a) using reasonable endeavors to oppose and prevent the requested disclosure and (b) returning to the Managing Member any confidential information held by the Economic Member or any person to whom the Economic Member has disclosed that confidential information in accordance with this Section 13.03(b)); or

(c) to its trustees, officers, directors, employees, legal advisers, accountants, investment managers, investment advisers and other professional consultants who would customarily have access to such information in the normal course of performing their duties, but subject to the condition that each such person is bound either by professional duties of confidentiality or by an obligation of confidentiality in respect of the use and dissemination of the information no less onerous than this Article XIII.

ARTICLE XIV – GENERAL PROVISIONS

Section 14.01 Addresses and Notices.

(a) Any notice to be served in connection with this Agreement shall be served in writing (which, for the avoidance of doubt, shall include e-mail) and any notice or other correspondence under or in connection with this Agreement shall be delivered to the relevant party at the address given in this Agreement (or, in the case of an Economic Member, in its Form of Adherence) or to such other address as may be notified in writing for the purposes of this Agreement to the party serving the document and that appears in the books and records of the Company. The Company intends to make transmissions by electronic means to ensure prompt receipt and may also publish notices or reports on a secure electronic application to which all Members have access (including, without limitation, the Public.com platform or any successor thereto), and any such publication shall constitute a valid method of serving notices under this Agreement.

(b) Any notice or correspondence shall be deemed to have been served as follows:

(i) in the case of hand delivery, on the date of delivery if delivered before 5:00 p.m. on a Business Day and otherwise at 9:00 a.m. on the first Business Day following delivery;

(ii) in the case of service by U.S. registered mail, on the third Business Day after the day on which it was posted;

(iii) in the case of email (subject to oral or electronic confirmation of receipt of the email in its entirety), on the date of transmission if transmitted before 5:00 p.m. on a Business Day and otherwise at 9:00 a.m. on the first Business Day following transmission; and

(iv) in the case of notices published on an electronic application, on the date of publication if published before 5:00 p.m. on a Business Day and otherwise at 9:00 a.m. on the first Business Day following publication.

(c) In proving service (other than service by e-mail), it shall be sufficient to prove that the notice or correspondence was properly addressed and left at or posted by registered mail to the place to which it was so addressed.

(d) Any notice to the Company shall be deemed given if received by any member of the Managing Member at the principal office of the Company designated pursuant to Section 2.03. The Managing Member and the Officers may rely and shall be protected in relying on any notice or other document from an Economic Member or other Person if believed by it to be genuine.

Section 14.02 Further Action. The parties to this Agreement shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 14.03 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 14.04 Integration. This Agreement, together with the applicable Form of Adherence and Asset Management Agreement, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 14.05 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 14.06 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 14.07 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto (which signature may be provided electronically) or, in the case of a Person acquiring an Interest, upon acceptance of its Form of Adherence.

Section 14.08 Applicable Law and Jurisdiction.

(a) This Agreement and the rights of the parties shall be governed by and construed in accordance with the laws of the State of Delaware. Non-contractual obligations (if any) arising out of or in connection with this agreement (including its formation) shall also be governed by the laws of the State of Delaware. The rights and liabilities of the Members in the Company and as between them shall be determined pursuant to the Delaware Act and this Agreement. To the extent the rights or obligations of any Member are different by reason of any provision of this Agreement than they would otherwise be under the Delaware Act in the absence of any such provision, or even if this Agreement is inconsistent with the Delaware Act, this Agreement shall control, except to the extent the Delaware Act prohibits any particular provision of the Delaware Act to be waived or modified by the Members, in which event any contrary provisions hereof shall be valid to the maximum extent permitted under the Delaware Act.

(b) Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement, or the transactions contemplated hereby, including, without limitation, any suit, action, or proceeding brought under federal securities law, shall be brought in Chancery Court in the State of Delaware and each Member hereby consents to the exclusive jurisdiction of the Chancery Court in the State of Delaware (and of the appropriate appellate courts therefrom) in any suit, action or proceeding, and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum; provided that if the Chancery Court in the State of Delaware shall not have jurisdiction over such matter, then such suit, action or proceeding may be brought in other federal or state courts located in the State of Delaware. Each Member hereby waives the right to commence an action, suit or proceeding seeking to enforce any provisions of, or based on any matter arising out of or in connection with this Agreement, or the transactions contemplated hereby or thereby in any court outside of the Chancery Court in the State of Delaware. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any court. Without limiting the foregoing, each party agrees that service of process on such party by written notice pursuant to Section 14.01 will be deemed effective service of process on such party.

(c) EVERY PARTY TO THIS AGREEMENT AND ANY OTHER PERSON WHO BECOMES A MEMBER OR HAS RIGHTS AS AN ASSIGNEE OF ANY PORTION OF ANY MEMBER’S INTEREST HEREBY WAIVES ANY RIGHT TO A JURY TRIAL AS TO ANY MATTER UNDER THIS AGREEMENT OR IN ANY OTHER WAY RELATING TO THE COMPANY OR THE RELATIONS UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, MATTERS ARISING UNDER FEDERAL SECURITIES LAW, OR OTHERWISE AS TO THE COMPANY AS BETWEEN OR AMONG ANY SAID PERSONS.

Section 14.09 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 14.10 Consent of Members. Each Member hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Members, such action may be so taken upon the concurrence of less than all of the Members and each Member shall be bound by the results of such action.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

MANAGING MEMBER:

Otis Wealth, Inc.
By: Public Holdings, Inc., its sole shareholder

By:	/s/ Keith Marshall
Name:	Keith Marshall
Title:	President, Secretary, Treasurer & Sole Director

Exhibit A

Form of Vote Limit Certificate

I, [as on authorized officer of] [as] the Member of Public Sneaker Collection, LLC (the “Company”) the name of which appears below, hereby irrevocably designate, effective as of the date set forth below, such Member that owns more than 10% of the Outstanding Interests, excluding Outstanding Interests held by the Managing Member, as a Vote Limited Member (the “Designated Vote Limited Member”) for all purposes of the Limited Liability Company Agreement, dated May 20, 2022, of the Company. Terms used but not defined herein shall have the meanings ascribed to them in the Operating Agreement.

I hereby certify, acknowledge and agree that, irrespective of the actual number of Interests beneficially owned by the Designated Vote Limited Member (including Interests beneficially owned by such Designated Vote Limited Member’s Affiliates), the Designated Vote Limited Member together with its Affiliates shall not be entitled to vote more than the Vote Limit, 10%, on any matter put to a vote of the Company’s Members. I further acknowledge and agree that any Affiliate of the Designated Vote Limited Member shall be deemed to be a Vote Limited Member and shall be subject to the Vote Limit.

I hereby agree to notify the Company or the Company’s transfer agent and provide it with any additional information it may reasonably request if any Affiliate of the Designated Vote Limited Member owns any Interests as of the date of this Vote Limit Certificate or acquires any Interests subsequent to the date of this Vote Limit Certificate.

I further acknowledge my understanding that the designation as a Vote limited Member is irrevocable.

This Vote Limit Certificate shall have no force or effect with respect to any successor, assignee or transferee of the Designated Vote Limited Member’s Interests other than any successor, assignee or transferee that, at the time of such transaction, is an Affiliate of the Designated Vote Limited Member.

For the avoidance of doubt, “Affiliate” shall have the meaning ascribed to such term in Rule 405 of the Securities Act.

DESIGNATED VOTE LIMITED MEMBER:

By:
Name:
Date:

ACCEPTED:

MANAGING MEMBER:

Otis Wealth, Inc.
By: Public Holdings, Inc., its sole shareholder

By:
Name:
Title: